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2950 North Loop West, Suite 700

Houston, TX 77092

Contact Person: Richard W. FitzGerald, CFO

Phone: (713) 685-8082 Fax: (713) 683-7841
NATCO Group Inc. Announces Filing of Partial Form 10-K; Portions of Form 10-K to be Filed by Amendment Houston, March 16, 2005

NATCO Group Inc. (NYSE: NTG) announced today that it has filed its Form 10-K for the fiscal year ended December 31, 2004, excluding its audited financial statements and other related information. The Company also has filed a Form 12b-25 with the Securities and Exchange Commission, requesting a 15-day extension of the March 16, 2005 deadline for filing the remaining portions of its Form 10-K.

The Company encountered delays in completing its financial statements for the period ending December 31, 2004 within the necessary period of time in order to meet the Form 10-K filing deadline. The Company intends to amend its Form 10-K to include the financial statements and other omitted information within the 15-day extension period permitted by Rule 12b-25, but is currently unable to predict whether it will be able to do so. The Company will schedule its earnings release call to discuss year-end results as soon as the year-end financial statements are complete.

The Company also is evaluating its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires an annual management report of the effectiveness of the Company's internal controls over financial reporting and for its independent registered public accounting firm to attest to this report. The Company is eligible for, and has elected to utilize, the 45-day extension of time allowed by the SEC for companies of a certain size to file this report and the attestation. The Company anticipates completing this process and filing these reports in an amended Form 10-K, which it intends to file within the extension period. Currently, the Company is not aware of any material weakness in its internal controls over financial reporting and related disclosures. However, as our Section 404 evaluation efforts are ongoing, we could have a material weakness in our internal controls that has not yet been identified or evaluated.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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